Exhibit 10.2

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Seattle Genetics, Inc., a Delaware corporation (the “Company”), and Amy P. Sing, M.D. (“Employee”).

WHEREAS, Employee has been employed by the Company;

WHEREAS, the Company and Employee have mutually agreed to terminate Employee’s employment relationship and to release each other from any claims arising from or related to the employment relationship;

NOW, THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Non-Admission of Liability. This Agreement shall not be construed as an admission by the Company that it acted wrongfully with respect to Employee or as an admission by Employee of any wrongdoing.

2. Termination of Employment.

(a) The effective date of the termination of Employee’s employment with the Company will be August 29, 2003 (the “Termination Date”). On or before the Termination Date, the Company shall pay to Employee all salary, wages, accrued and unused vacation through the Termination Date and any and all other benefits due to Employee with respect to her employment.

(b) Commencing July 1, 2003, Employee will not be required to be in attendance at the Company’s offices. Instead, Employee will make herself reasonably available for consultation by the Company on an as-needed basis for up to fifteen (15) hours per week until the Termination Date, including without limitation checking and responding to her voicemail and email at least once per workday.

3. Consideration.

(a) Severance and Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement, and provided that Employee returns this fully executed Agreement on or before August 6, 2003 and does not revoke it during the Revocation Period described in Section 8 below, the Company agrees to provide to Employee the following severance benefits: (a) on the Termination Date, payment of a lump sum gross severance amount of Ninety-Eight Thousand Thirteen Dollars and Twenty-Four Cents ($98,013.24), subject to withholding of applicable taxes, which is equal to six (6) months of Employee’s regular base salary; (b) waiver of the Company’s repurchase right with respect to Employee’s stock options that were early exercised as described in Section 4(b) below; and (c) payment of Employee’s COBRA health insurance premiums from the Termination Date through February 29, 2004 as set forth in Section 5 below.

(b) Loan Repayment. During 2000, the Company provided Employee with two loans in connection with Employee’s early exercise of certain stock options. According to the terms of the notes, these loans become due and payable in full on the Termination Date. Employee acknowledges that she is required to repay the full amount of principal plus interest of these loans in accordance with their terms.

4. Equity Ownership.

(a) Current Ownership. During the course of Employee’s employment, the Company has granted to Employee options to purchase a total of 260,000 shares of the Company’s common stock under the terms of the Company’s Amended and Restated 1998 Stock Option Plan (the “Plan”). Employee has exercised options to purchase 200,000 shares, of which 13,438 shares remain subject to a repurchase right at cost on behalf of the Company as of the Termination Date. In addition, Employee holds outstanding options to purchase 60,000 shares, of which 16,666 shares are vested and exercisable as of the Termination Date.

(b) Stock Ownership. The Company and Employee agree that, as of the Termination Date, Employee shall be entitled to retain ownership of all 200,000 shares already exercised pursuant to Employee’s options, and the Company waives its right to repurchase the 13,438 shares still subject to the Company’s repurchase right. Employee shall also retain ownership of all shares of the Company’s common stock Employee received through the Company’s Employee Stock Purchase Plan and the 1998 Stock Bonus Plan.

(c) Stock Options. Employee currently has the following outstanding stock options:

Grant Date	Exercise Price	Total Shares Subject to the Option	Vested Shares as of Termination Date

October 26, 2001	$3.9985	20,000	9,166

February 1, 2002	$6.34	15,000	5,625

April 26, 2002	$6.00	15,000	5,000

January 31, 2003	$3.30	10,000	0

The Company agrees to accelerate the vesting of Employee’s stock options granted on October 26, 2001 and January 31, 2003 such that they shall be fully vested and exercisable for an aggregate of 30,000 shares as of the Termination Date. Employee’s other two options granted on February 1, 2002 and April 26, 2002 shall not be accelerated, but shall remain vested and exercisable for an aggregate of 10,625 shares as of the Termination Date as indicated in the table above. Employee shall have the right, for the period of time specified in Employee’s stock option agreements and the Plan, to exercise any or all of the 40,625 shares subject to her outstanding options that are vested and exercisable as of the Termination Date after taking into account the acceleration of vesting provided herein.

(d) Employee acknowledges that, as to any option shares: (i) that are not vested and exercisable as of the Termination Date after giving effect to the acceleration of vesting provided pursuant to Section 4(c) above, or (ii) that are not exercised in accordance with Employee’s stock option agreements and the Plan, the options shall be void and the vested shares of the Company’s common stock subject to the options shall be forfeited. Except as set forth in this Section 4, Employee acknowledges that as of the Termination Date, Employee has no right, title or interest in or to any additional shares of the Company’s capital stock under the agreements referenced herein or any other document, instrument or arrangement with the Company.

5. Benefits. Following the Termination Date, Employee and/or her covered dependents may elect COBRA medical, dental and vision plan continuation coverage for the time period and under such conditions as are provided by COBRA. As set forth in Section 3(a), the Company will pay Employee’s COBRA health insurance premiums through February 29, 2004.

6. Property Return. Employee agrees to immediately review all personal items and return to the Company all Company-owned property in Employee’s possession, such as all keys to Company buildings or property, all Company-owned equipment, all Company software, documents and papers (such as reports, presentations, notebooks, and files), all Company credit cards, and all other Company property. Employee agrees to destroy personal copies of such property and shall not use or transfer any Company property to others.

7. Release of Claims. In exchange for the consideration under this Agreement which Employee would not otherwise be entitled to receive, Employee and her successors and assigns thereby fully and forever release and discharge the Company, any of its subsidiary or related companies, any Company-sponsored employee benefit plan in which Employee participates and any of their officers, directors, trustees, stockholders, agents, employees, investors, stockholders, administrators, and their successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for personal injury, wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage and defamation;

(d) any and all claims for violation of any federal, state or local statute, including, but not limited to the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, the Employee Retirement and Income Retirement Security Act, the Workers Retraining and Notification Act, and the Rev. Code of Washington Sections 49.45.010 et. seq. and 49.60.010 et. seq.;

(e) any and all claims arising out of any other state, federal or local laws and regulations relating to employment or employment discrimination; and

(f) any and all claims for attorney’s fees and costs.

Employee and the Company agree that the release set forth in this Section 7 shall be and shall remain in effect as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any rights or claims that may arise after the date of this Agreement.

8. Acknowledgement of Wavier of Claims under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days in which to consider this Agreement; (c) she has seven (7) days following executing this Agreement to revoke this Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired. Any revocation should be in writing and delivered to Kirsten Smith at the Company by close of business on the seventh (7th) day from the date that Employee signs this Agreement. Unless revoked in accordance with this paragraph, the Agreement will become final and irrevocable on the eighth (8th) day following execution of this Agreement.

9. Confidentiality. Because the Company does not offer severance benefits as contemplated by this Agreement to all terminating employees, it is important to the Company that both the fact of the severance package as well as the amount of the package remains confidential to the extent possible, subject to the Company’s compliance with disclosure requirements under securities laws and regulations. Employee therefore agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees not to disclose any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information except to her spouse, attorney, accountant or other similar advisor and shall direct those individuals to maintain the confidentiality of this Agreement.

10. No Other Filings. Employee represents that she has not filed any claim that was released in this Agreement against the Company or its releasees, and that she will not do so at any time in the future; however this will not limit Employee from filing a claim to enforce the terms of this Agreement.

11. Nondisclosure of Confidential and Proprietary Information.

(a) Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Proprietary Information and Inventions Agreement previously entered into between the Company and Employee, which agreement shall remain in effect pursuant to its terms. Employee agrees that at all times hereafter, Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee warrants that she has returned all the Company’s property and confidential and proprietary information in her possession.

(b) Employee further acknowledges that during the course of her employment, Employee has acquired highly personal and confidential information about the Company’s directors, stockholders, officers, agents, representatives and employees, past and present, their families, friends, business associates, investments, financial affairs, and business interests. Employee agrees that she will respect the confidences of these individuals and will not at any time directly or indirectly divulge or disclose for any purpose whatsoever, or use for Employee’s own benefit, any confidential information that has been obtained by or disclosed to Employee as a result of her employment with the Company.

12. Nondisparagement; Unemployment Benefits.

(a) Employee agrees not to disparage the Company, its affiliates, employees, agents, directors, officers, stockholders, representatives or employees, past or present. A disparaging statement is any oral or written comment, which in the mind of a reasonable person would tend to diminish the reputation, business condition, integrity, competence or good character of another. Moreover, Employee will not speak about the Company with any banker, analyst, broker or existing or potential business partner of the Company without the prior written approval of the Company’s Chief Executive Officer. The parties acknowledge and agree that any breach of this Section 12(a) is a material breach of this Agreement.

(b) The Company agrees to provide an employment reference for Employee. Employee agrees to direct all prospective employers to contact either Clay B. Siegall or H. Perry Fell. Drs. Siegall and Fell agree to provide truthful and positive information about Employee when responding to requests for employment references.

(c) The Company agrees not to dispute Employee’s receipt of unemployment benefits after the Termination Date.

13. Breach of this Agreement. Employee acknowledges that upon her breach of Section 11 or Section 12 of this Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies that the Company may have for any breach of this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement.

14. No Representations. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, said provision may be modified by the court to the extent necessary to render it enforceable and the remainder of this Agreement shall continue in full force and effect.

16. Effective Date. This Agreement is effective after it has been signed by both Parties and when eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and her compensation by the Company other than the Stock Option Agreements and Plan described in Section 4 and the Proprietary Information and Inventions Agreement described in Section 11.

18. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

19. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other Party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

22. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim to be bound by the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains, and

(d)	They are fully aware of the legal and binding effect of this Agreement.

Employee acknowledges and agrees that she has been given at least twenty-one (21) days to decide whether to sign this Agreement, and has signed it only after full reflection and analysis. Employee further acknowledges that Employee has been encouraged to obtain an attorney’s independent counsel and advice, and that Employee has read and understands the complete Agreement. By signing this Agreement prior to the expiration of the twenty-one (21) day period set forth in Section 8 herein, Employee acknowledges and agrees that she had adequate time and opportunity to fully consider her rights and this release of them.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the respective dates set forth below.

COMPANY:		EMPLOYEE:

SEATTLE GENETICS, INC.		AMY P. SING, M.D.

By:	/s/ Clay B. Siegall	/s/ Amy P. Sing
(Signature)

Name: Clay B. Siegall		Amy P. Sing, M.D.
(Print Name)

Title: President & CEO

Date: August 7, 2003		Date: July 30, 2003